Exhibit 3.48
NOVELIS PAE
Simplified joint stock company with capital of €40,000
Head office: 725 rue Aristide Bergès — 38340 Voreppe
421 528555 Grenoble Commercial Register

BYLAWS
NOVEMBER 2004

TITLE 1
FORM — NAME — PURPOSE — HEAD OFFICE — DURATION
Article 1 — FORM
The Company shall have the form of a simplified joint stock company, governed by current laws and regulations, and by these bylaws.
The Company may be comprised of several partners or a single partner, without modifying the corporate form.
The Company may not make public issues of stock.
Article 2 — NAME
The Company shall be named: NOVELIS PAE
The instruments or documents issued by the Company and intended for third parties must contain the indication of the company’s name, preceded or followed legibly, at least once, by the words “simplified joint stock company” or the initials “S.A.S.” followed by the amount of the capital stock. Moreover, it must indicate at the top of its invoices, order forms and price lists, and on all correspondence and receipts concerning its activity and signed by it or on its behalf, the location of the court at whose clerk’s office it shall be registered principally in the commercial register, and its registration number.
The name of the Company may be changed on plain decision of the Chairman, who shall be authorized to amend the bylaws accordingly.
Article 3 — PURPOSE
The purpose of the Company shall be:
•	all industrial and commercial transactions concerning, directly or indirectly in all their forms, any metals in the pure state or in the form of alloys and particularly aluminum and its alloys as well as any substitute product; and
•	the acquisition of all shareholdings and interests, in any forms, in all businesses or companies, the acquisition, holding and management of any shares and securities whatever belonging to the Company.
For that purpose it may:

•	rent or lease, acquire and use any—even agricultural—establishments that it possesses or may possess as well as any factories;
•	take, acquire and sell any shares, bonds, profit interests, instruments or other securities of French and foreign companies;
•	and, generally, conduct both in France and abroad any commercial, industrial, financial, agricultural, chattel-property or real-estate transactions directly or indirectly related or that may be useful to its purpose or facilitate the realization thereof.
It may act on its own behalf or on behalf of third parties, either alone or in participation, partnership or company, with any other companies or persons and conduct the transactions within its purpose, directly or indirectly, in France or abroad, in any form.
Article 4 — HEAD OFFICE — BRANCHES
The head office of the Company shall be fixed at: 725 rue Aristide Bergès — 38340 Voreppe.
The head office of the Company may be transferred to any other location in the territory of the French Republic, on plain decision of the Chairman, who shall be authorized to amend the bylaws accordingly.
Administrative headquarters, branches, offices and agencies may be created in France and abroad, on plain decision of the Chairman, who may also terminate them.
Article 5 — DURATION
Except in the event of early dissolution or extension, the duration of the Company shall be set at ninety-nine (99) years as of the date of its registration in the Commercial register.
TITLE II
CAPITAL STOCK — SHARES
Article 6 — AMOUNT AND COMPOSITION OF CAPITAL STOCK
The capital stock shall be set at forty thousand (40,000) euros. It shall be divided into eight thousand (8,000) shares of five (5) euros each, fully paid in.
Article 7 — CHANGES IN CAPITAL STOCK
The capital stock shall be increased, amortized or reduced by collective decision of the partners, or on unilateral decision of the sole partner if the Company is comprised of only a sole partner.

The collective of partners or, if the Company is comprised only a sole partner, the sole partner may, in observance of current statutory and regulatory provisions, delegate to the Chairman the powers necessary one or more times to increase the capital stock of the Company, to set the methods thereof, to record the realization thereof and to make the correlative amendment to the bylaws. In the event of an increase by issuance of new shares to be subscribed in cash, a preemptive right for the subscription of those shares shall be reserved to the partners or the sole partner, as the case may be, under current statutory and regulatory conditions. However, that right may be eliminated in observance of current statutory and regulatory conditions.
The collective of partners or, if the Company is comprised of only a sole partner, the sole partner may, in observance of current statutory and regulatory provisions, delegate to the Chairman the powers necessary to reduce the capital stock of the company, to record the realization thereof and to make the correlative amendment to the bylaws.
Article 8 — FORM AND OWNERSHIP OF SHARES
The shares must be registered. The ownership of the shares shall result from their registration in the name of their holder in the Company’s accounting kept for that purpose. The certificates of registration in account shall be validly signed by the Chairman or any other person who has been empowered by the Chairman for that purpose.
Article 9 — RIGHTS AND OBLIGATIONS ATTACHED TO SHARES
The rights and obligations attached to each share shall be those defined by current legislation and regulations and these bylaws.
Each share shall give the right to a stake in the profits and the liquidation surplus proportional to the number of existing shares, considering, if necessary, the amortized or unamortized or paid-in capital, and the par value of the shares.
The ownership of a share shall automatically signify adherence to the bylaws, subsequent amendments thereto and, in the event of multiple partners, to any collective decisions of the partners.
Each partner shall be liable for the company’s liabilities only up to the amount of his contributions. The same shall hold true for the sole partner.
Article 10 — TRANSFER — TRANSFER OF SHARES
Shares shall be freely transferable. Their transfer shall occur by transfer from account to account on signed instructions from the transferor or his duly authorized representative.

TITLE III
MANAGEMENT AND AUDIT OF THE COMPANY
REGULATED AGREEMENTS
Article 11 — CHAIRMAN
The Company shall be administered and managed by a Chairman, an individual or a legal entity.
If the Company consists of multiple partners, the Chairman shall be appointed by unilateral decision of the partner possessing at least half of the shares composing the capital stock of the Company or, absent that, by collective decision of the partners. If the Company is comprised of only a sole partner, the Chairman shall be appointed by unilateral decision of the sole partner.
The decision appointing the Chairman shall set, if applicable, the methods of his compensation.
The Chairman may be appointed for a limited term that shall be set in the appointment decision, or for an unlimited term. If the Chairman’s term in office is for a specific duration, it shall be renewable without limitation. In all cases, the Chairman may be revoked and replaced at any time.
The functions of the Chairman shall end by his resignation or revocation, and by the death of the individual or the dissolution of the legal entity exercising such functions. If the Chairman’s term in office is closed-ended, these functions shall also terminate at the expiration of that term in office.
If the Company consists of several partners, the decision for revocation, renewal or replacement of the Chairman shall be made by unilateral decision of the partner possessing at least half of the shares composing the capital stock of the Company or, absent that, by collective decision of the partners. If the Company is comprised of only a sole partner, the decision for revocation, renewal or replacement of the Chairman shall be made on plain unilateral decision of the sole partner.
If the Chairman is temporarily indisposed, the Chairman’s functions may be temporarily delegated to any individual or legal entity on plain unilateral decision of the partner possessing at least half of the shares that make up the capital stock of the Company or, absent that, on collective decision of the partners or, if the company is comprised of only a sole partner, on plain unilateral decision of the sole partner.
If the Company consists of several partners, the Chairman may be a person other than a partner. If the Company is comprised of only a sole partner, the Chairman must be another person. If the Chairman is an individual, he may be selected from among the persons bound by an employment contract with the Company, but such employment contract may not obstruct his revocation from the Chairman’s position.
Article 12 — POWERS OF CHAIRMAN

The Chairman shall assume, under his responsibility, the general management of the Company and shall represent the Company in its relations with third parties.
Subject to the powers expressly vested by law or these bylaws in the collective of partners or the sole partner, the Chairman shall be vested with the broadest powers to act under any circumstance in the name of the Company within the limit of the company’s purpose.
The Chairman may delegate powers to any agent of his choice, within the limit of those that shall be vested in him by law and these bylaws. Those delegations shall subsist when he leaves his position, unless his successor revokes them or modifies them.
If there is a works council, the delegates of the works council shall exercise with the Chairman, or with any person whom the Chairman substitutes for that purpose and acting under the responsibility of the Chairman, the rights defined by the provisions of article L. 432-6 of the labor code, particularly at the meeting stipulated in article 21 of these bylaws.
When a legal entity is appointed to be chairman, its executive officers shall be subject to the same conditions and obligations and incur the same civil or criminal liabilities as if they were chairman in their own name, without prejudice to the joint and several liability of the legal entity that they manage.
Article 13 — CHIEF EXECUTIVE OFFICER
The Chairman of the Company may instruct an individual to assist him in the capacity as Chief Executive Officer.
In the event of appointment of a Chief Executive Officer, the Chairman shall determine the duration and extent of the powers of the Chief Executive Officer who, with regard to third parties, shall have the same powers as the Chairman and may so prove by producing a copy of these bylaws certified by the Chairman. The Chief Executive Officer position may be revoked at any time by the Chairman. In the event of cessation of the functions of the Chairman, the Chief Executive Officer shall retain his functions and powers until the appointment of the new Chairman, barring contrary collective decision of the partners or contrary unilateral decision of the sole partner.
Article 14 — COMMITTEES
The Chairman may decide to create committees to study the matters that he submits to its examination for opinion and that relate to all or part of the activities of the Company or all or part of the activities of other companies that are connected with the Company’s activities.

The Chairman shall set and modify freely the composition and powers of those committees, which shall conduct their activity under his responsibility. He shall determine whether it is necessary to compensate the members of these committees due to the missions that are entrusted to them and shall set and modify freely, if necessary, the amount of that compensation.
The methods of notice and meeting of these committees shall be freely determined by the Chairman or any person whom he substitutes for that purpose.
Article 15 — INDEPENDENT AUDITORS
One or more main independent auditors shall be named by collective decision of the partners or, if the Company is comprised of only a sole partner, by unilateral decision of the sole partner. They shall exercise their audit mission pursuant to law.
One or more alternate independent auditors shall be enlisted to replace the main independent auditors in the event of the latter’s death, indisposal or refusal, must be appointed by collective decision of the partners or, if the Company is comprised of only a sole partner, by unilateral decision of the sole partner.
TITLE IV
DECISIONS OF THE PARTNERS
Article 16 — JURISDICTION OF THE PARTNERS
The decisions in the following matters shall be made collectively by the partners, who may delegate full powers to the Chairman or to any other persons to carry them out or, if the Company is comprised of only a sole partner, under the sole jurisdiction of the sole partner:
•	approval of the annual financial statements and, if applicable, the consolidated financial statements;

•	allocation of earnings and distribution of dividends;

•	appointments of the independent auditors;

•	mergers, spin-offs and partial contributions of assets subject to the rules governing spin-offs;

•	modification of the capital stock by increase, reduction or amortization;

•	expansion, reduction or modification of the company’s purpose;

•	early dissolution or extension of the Company;

•	transformation of the Company;

•	amendment of the Company’s bylaws, other than amendments that are expressly under the jurisdiction of the Chairman pursuant to these bylaws.
Moreover, the Chairman shall be appointed under the conditions stipulated in these bylaws.

Lastly, if the Company consists of several partners, the adoption, amendment or elimination of bylaw provisions relating to the approval of transfers of shares, the inalienability of shares or the exclusion of a partner shall be within the jurisdiction of the partners under the conditions stipulated by current statutory provisions.
All other decisions shall be under the powers of the Chairman, who shall exercise them under the conditions stipulated in these bylaws
Article 17 — VOTING RIGHT — MAJORITY
Each partner shall have the right to participate in the collective decisions by himself or through an agent of his choice. The voting right attached to the shares shall be proportional to the percentage of the capital that they represent. Each share shall give the right to one vote. Abstention shall be equivalent to an unfavorable vote.
Except for collective decisions which, pursuant to statutory provisions, must imperatively be made unanimously by the partners present or represented, the collective decisions of the partners shall be made by simple majority of the partners present or represented.
Article 18 — COLLECTIVE DECISIONS OF PARTNERS
The decisions of the partners shall be made in the form of collective decisions either at a general meeting of partners under the conditions stipulated in (a), or by written consultation of the partners under the conditions stipulated in (b), or by separate instrument under the conditions stipulated in (c).
(a)	The general meeting of partners shall be called by the Chairman or an agent designated by him for that purpose. The notice shall be made by any means. If the independent auditors are to participate in the general meeting, they shall be notified under the same conditions as the partners. The notice shall specify the date, time and place of the general meeting.

If a partner is unable to participate in that general meeting, he may be represented there by any person of his choice. If a partner or the person enlisted to represent him is physically unable to go to the general meeting, that partner or his representative may participate remotely in the general meeting by conference call or videoconference with the other participants.

No condition of quorum, of advance notice period or advance setting of the agenda shall be required for holding general meetings of partners.

The general meeting shall be chaired by the Chairman or, in his absence, by any person designated for that purpose by the partners or their representatives participating in the general meeting.

Any collective decision adopted as a general meeting of partners shall be recorded in official minutes of meeting drawn up and signed by the Chairman, and by a partner who participated in or was represented at the meeting or, if that partner is a legal entity, by his legal representative or agent authorized for that purpose by him. Those minutes shall indicate the date, time and place of the meeting. It shall specify the identity of the partners present or represented, indicating the number of shares respectively held by each one of them, their method of participation in the meeting and, if applicable, the identity of their respective representatives. It shall also indicate the identity of any other persons who participated in the meeting, as well as any primary documents presented at the general meeting. It shall consist of the full text of the collective decisions put to a vote and, for each of those decisions, the result of the votes cast.

(b)	In the event of written consultation of the partners, the Chairman or an agent designated by him for that purpose shall send to each partner, by any appropriate means, the collective draft decision put to a vote of the partners. That draft shall be accompanied by any reports required by current statutory or regulatory provisions. The partner, or any person enlisted by him to represent him, shall have a period of fifteen days after the sending of the collective draft decision in which to cast his vote; if there is no vote by that partner or his representative within that time period, this partner shall be considered as having abstained.

The approval of the collective decision by a partner or his representative shall result from a confirmation of adoption sent by any written or electronic means to the Chairman or, on decision of the Chairman, to any other person of his choice indicated in advance by the Chairman to the partners.

A collective decision shall be validly adopted by written consultation if it is adopted by a number of partners representing at least half of the capital stock of the Company, unless that decision must be adopted unanimously by the partners pursuant to current statutory provisions.

Any collective decision adopted by written consultation of the partners shall be recorded in consultation minutes drawn up and signed by the Chairman, and a partner who participated in the written consultation procedure or was represented therein or, if that partner is a legal entity, by its legal representative or the agent authorized thereby for that purpose. Those minutes shall state the dates of advance sending or submission of the collective draft decision. It shall specify the identity of the partners who participated in the written consultation procedure, indicating the number of shares respectively held by each one of them and, if necessary, the identity of their respective representatives. It shall consist of the full text of the collective decisions thus voted on and, for each of those decisions, the result of the votes cast.

(c)	The collective decisions of partners may also be adopted by unanimous consent of the partners expressed in writing in a separate act. Each partner may be represented by any person of his choice in the expression of his assent.
Article 19 — MINUTES OF COLLECTIVE DECISIONS
The minutes shall be transcribed into a register of decisions of the partners, kept by the company, whose numbered pages shall be marked and initialed. In the event of consent of the partners expressed in writing in a separate instrument, that separate instrument shall be transcribed into this register and serve as the minutes.
Copies or extracts of collective decisions of the partners shall be validly certified true by the Chairman or any other person authorized for that purpose by the Chairman.
During the liquidation, their certification shall be validly effected by a single liquidator.
Article 20 — UNILATERAL DECISIONS OF THE SOLE PARTNER
The provisions of articles 17, 18 and 19 of these bylaws shall not apply when the Company is comprised of only a sole partner.
If the Company is comprised of only a sole partner, the decisions of the sole partner shall be made unilaterally by him. The sole partner may not delegate his powers. His decisions shall be recorded in writing and shall bear his signature or, if the sole partner is a legal entity, the signature of its legal representative or the signature of the agent that the legal representative has authorized for this purpose. These decisions shall be indexed in the register of the decisions of the partners stipulated in article 19, whose numbered pages shall be marked and initialed. The copies or extracts of the unilateral decisions of the sole partner shall be validly certified true by the Chairman or the person authorized by him for that purpose. During the liquidation, their certification shall be validly done by only one liquidator.
The sole partner may make his decisions at his own initiative or upon proposal from the Chairman.
Article 21 — APPLICABLE PROVISIONS IN THE EVENT OF A WORKS COUNCIL
If there is a works council, any decision within the powers that are to be exercised collectively by the partners pursuant to current statutory provisions or, if the Company is comprised of only a sole partner, obligatorily under the jurisdiction of the sole partner pursuant to current statutory provisions, may be made by the partners or the sole partner only after the Chairman calls a meeting of the members of the works council indicated in the first section of article L. 432-6 of the labor code, and the partner possessing at least one half of the shares composing the capital stock of the Company. That notice shall be sent in writing to the secretary of the works council, and to the partner possessing at least half of the shares composing the capital stock of the Company, at least three days in advance and shall specify the date, time and place of the meeting. That meeting shall be chaired by the Chairman.
Pursuant to the provisions of section two of article L. 432-6-1 1 of the labor code, the members of the works council present at this meeting may, during this meeting, send one or more draft written decisions within the powers to be exercised collectively by the partners or under the jurisdiction of the sole partner. If the Company consists of several partners, the Chairman shall send to the partners by any means each draft decision, if any, thus sent by the works council, and the partners shall rule collectively on that draft under the conditions stipulated in (a) (b) or (c) of article 18 of these bylaws. If the Company is comprised of only a sole partner, the sole partner shall rule, under the conditions stipulated in article 20 of these bylaws, on each draft decision, if any, thus sent by the works council.
If a decision submitted by the Chairman to the collective of partners requires unanimity of the partners pursuant to current statutory provisions, or if a decision submitted by the Chairman to the sole partner would have required unanimity of the partners pursuant to current statutory provisions if the Company had consisted of several partners, the members of the works council present at this meeting must be heard, at that meeting, at their request on this draft decision.
TITLE V
FISCAL YEAR — ANNUAL FINANCIAL STATEMENTS
ALLOCATION AND DISTRIBUTION OF THE PROFITS
Article 22 — FISCAL YEAR
The fiscal year shall commence on January 1st and end on December 31st of each calendar year.
Article 23 — ANNUAL FINANCIAL STATEMENTS
At the close of each financial year, the Chairman shall draw up the inventory and the annual financial statements in accordance with current statutory and regulatory provisions.
Article 24 — PROFITS — DISTRIBUTION
The profit for the year, as appears on the income statement, shall consist of the difference between the income and the expenses of the fiscal year, after deduction of depreciation and the provisions.
From the year’s profit, minus any previous losses, shall be withdrawn at least one twentieth allocated to the legal reserve fund. That withdrawal shall cease to be obligatory if the amount of the legal reserve fund reaches one tenth of the amount of the capital stock. That withdrawal shall resume if, for any reason, the amount of the legal reserve fund becomes less than one tenth of the amount of the capital stock.
The distributable profit shall consist of the profit for the year, minus previous losses and amounts posted to reserves pursuant to law and plus retained earnings. From that distributable profit, the following shall be drawn successively, by collective decision of the partners or unilateral decision with the sole partner:
1.	an amount posted to all ordinary, extraordinary or special reserves;

2.	the portion allotted to the partners or to the sole partner in the form of dividend;

3.	the balance, carried forward to the following fiscal year.
The partners may decide to distribute sums drawn from the reserves that they have at their disposal. If the Company is comprised of only a sole partner, the decision shall be made by the sole partner. In all cases, the decision shall expressly indicate the reserve line items from which the withdrawals are being made. However, dividends shall be distributed by priority from the distributable profit of the fiscal year.
Except in the event of reduction in capital, no distribution may be made to the partners or to the sole partner when the stockholders’ equity is, or would become following such a distribution, lower than the amount of the capital plus reserves that the law does not allow to be distributed.
The losses, if there are any, after approval of the financial statements, shall be carried forward to be charged against subsequent profits until cleared.
Each year, the annual financial statements and the allocation of earnings of the fiscal year just ended shall be the object, within the time periods required by current statutory and regulatory provisions, of a collective decision of the partners or, if the Company is comprised of only a sole partner, a unilateral decision of the sole partner. The methods of payment of dividends shall be set by collective decision of the partners or, if the Company is comprised of only a sole partner, by unilateral decision of the sole partner.
When a balance sheet drawn up during or the end of the fiscal year and certified by an independent auditor shows that the Company—since the close of the preceding fiscal year, after constitution of the necessary depreciation and provisions, minus any previous losses and sums to be placed in reserve pursuant to law or the bylaws and considering the profit carried forward—has made a profit, the Chairman may decide to distribute an interim dividend before approval of the financial statements of the fiscal year. The amount of that interim dividend may not exceed the amount of the profits thus determined.
TITLE VI
DISSOLUTION — LIQUIDATION

Article 25 — DISSOLUTION — LIQUIDATION
Barring the cases of dissolution stipulated by law and barring proper extension, the dissolution of the Company shall occur at the expiration of the term set by the bylaws or following a collective decision of the partners. If the Company is comprised of only a sole partner, the dissolution of the Company may also occur by unilateral decision of the sole partner.
One or more liquidators shall be appointed by the partners or, if the Company is comprised of only a sole partner, by the sole partner.
The liquidator shall represent the Company. All the assets of the company shall be sold off and the liabilities paid off by the liquidator, who shall be vested with the broadest powers. He shall then distribute the available balance.
The liquidator may be authorized by the partners or the sole partner to continue the business in progress or to undertake new business for the needs of the liquidation.
The net assets remaining after redemption of the par value of the shares shall also be shared among all the shares.
TITLE VII
DISPUTES
Article 26 — DISPUTES
All disputes that rise during the course of the Company or its liquidation among the partners, or between them and the Company or the Chairman, concerning the interpretation or the performance of these bylaws or, more generally, concerning the company business shall be submitted to the jurisdiction of the proper courts of the location of the Company’s head office.
For this purpose, all partners must elect domicile in the venue of the proper court of the location of the Company’s head office and all summonses and notices shall be duly served at that domicile. If no domicile is elected, the summonses and notices shall be validly served at with Office of the Public Prosecutor at the Court of First Instance of the location of the Company’s head office.